Exhibit 8.1

Hogan & Hartson L.L.P.

555 13th Street, NW

Washington, DC 20004

July 28, 2006

XM Satellite Radio Inc.

1500 Eckington Place NE

Washington, D.C. 20002-2194

Ladies and Gentlemen:

This firm has acted as counsel to XM Satellite Radio Inc., a Delaware corporation (the “Company”), XM Satellite Radio Holdings Inc., a Delaware corporation (“Holdings”), XM Equipment Leasing LLC, a Delaware corporation (“XMEL”) and XM Radio Inc., a Delaware corporation (“FCC License Subsidiary,” and together with Holdings and XMEL, the “Guarantors”), in connection with their registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to $600,000,000 in aggregate principal amount of 9.75% Senior Notes due 2014 and $200,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Exchange Notes”) guaranteed by the Guarantors in exchange for, respectively, up to $600,000,000 in aggregate principal amount of 9.75% Senior Notes due 2014 and $200,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Outstanding Notes”) guaranteed by the Guarantors. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the prospectus (the “Prospectus”) included as part of the Registration Statement.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

XM Satellite Radio Inc.

July 28, 2006

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) the Registration Statement; (ii) the Registration Rights Agreement; (iii) the forms of the Outstanding Notes and the Exchange Notes; and (iv) the Indenture.

In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.

Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Prospectus under the heading “Material United States Federal Income Tax Consequences,” to the extent that it describes provisions of federal income tax law, is correct in all material respects as of the date hereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.